April 15, 1994




Mr. Robert I. Christian
20 Gridley Circle
Milford, NJ 08848

Dear Rob:

This letter will confirm our offer and your acceptance of employment with Action Industries, Inc., based upon the terms and conditions below.

Your employment will begin about May 9, 1994 and will continue "at will" for an indefinite term.

You will act as Vice President and National Sales Manager, reporting directly to the Chief Executive Officer. Pending the development of a complete job description, your duties will be as assigned by the Chief Executive Officer and generally within the scope of duties of executives in comparable positions. You will participate in meetings of the board of directors as necessary and appropriate.

Your compensation and benefits are comprised of the following:

     Base salary: $125,000 annually, subject to adjustment in the discretion of the Chief Executive Officer.

     Performance compensation: Payable each year based upon your performance pursuant to goals established at the beginning of each fiscal year. For fiscal year 1995, your performance compensation will be based upon a percentage of the Company's gross margin for the year, which percentage will be established prior to the beginning of the fiscal year, with no cap on the amount payable.

     Guaranteed bonus for fiscal year 1995: $30,000, payable after fiscal year-end.

     Stock option: Nonqualified option to purchase 75,000 shares of the Company's stock, to be granted on or around July 1, 1994 at the closing price of the stock on the American Stock Exchange on the date of grant. The option is nonassignable and will vest in equal installments of 25,000 shares on the first, second, and third anniversaries of the date of grant. The option is exercisable for a period of ten years following the date of grant. In the event of the termination of your employment, however, you may exercise the option to purchase any vested option shares during the three months following termination of employment, after which the option will expire. The option to purchase any unvested option shares will expire on the date of termination of your employment. Should the Company's shareholders approve a new management stock option plan or an increase in the number of shares reserved for the Company's existing management stock option plan, you and the Company may mutually agree to the grant of an option under the plan in lieu of this option.

In the event of a "change in control" of the Company, your option will become fully exercisable and will be cashed out, unless otherwise determined by the board of directors. The cash out price will be the difference between the exercise price and the defined change-in-control price. A "change in control" is the acquisition by any person of 50% or more of the outstanding shares of the Company, or the occurrence of a transaction requiring shareholder approval and involving the sale of all or substantially all the assets of the Company, or the merger of the Company with or into another corporation. The change-in-control price is either, as determined by the board, (1) the highest closing price of the shares as reported on the American Stock Exchange in the 60 days prior to the date of the board's determination or (2) the highest price paid or offered, as determined by the board, in any bona fide transaction or offer related to the change in control of the Company in the 60 days prior to the board's determination.

In the event of an asset sale or merger, as described above, in which your option is not accelerated and cashed out as provided above, your option will be assumed or an equivalent option will be substituted by the successor corporation in the transaction (or a parent or subsidiary of the successor) unless the board determines in its discretion that you will have the right to exercise your option as to all the shares, including those not otherwise exercisable. If the board makes the option fully exercisable, the Company will notify you that your option will be fully exercisable for 30 days from the date of notice, after which period the option will terminate.

     Group benefits: Participation in the Company's group health care, life insurance and disability plan and in any pension plan in which executives of the Company participate, in accordance with the terms of each respective plan.

You are also entitled to the benefit of the Company's relocation policy, a copy of which is attached. The period of your temporary living expenses is subject to our mutual agreement.

In the event of the termination of your employment, other than "dismissal for cause," you will be entitled to a severance benefit equal to one year's base salary, payable in installments on the Company's normal salary payment cycle (less customary withholdings), in consideration of your execution of the Company's separation agreement. The agreement provides, among other things, for your release of the Company from all claims and your agreement of confidentiality. For the purpose of this agreement, "dismissal for cause" is defined to mean dismissal because of (1) gross negligence, willful misconduct or gross neglect of duty, or (2) any criminal act or conduct involving fraud or constituting bad faith by you in dealing with or on behalf of the Company.

If this is consistent with your understanding, please sign and return the enclosed copy of this letter.

I look forward to seeing you in May.

Very truly yours,

ACTION INDUSTRIES, INC.

CRAIG KIRSCH

R. Craig Kirsch
President and Chief Executive Officer



Accepted by: ROBERT I. CHRISTIAN